Exhibit 99.2

August 3, 2012 TSX: SVB, NYSE MKT: SVBL

SILVER BULL AND ANGLOGOLD ASHANTI TERMINATE THE NDJOLE-MEVANG AND
OGOOUE JOINT VENTURES IN GABON, CENTRAL AFRICA

Vancouver, British Columbia – Silver Bull Resources, Inc. (TSX: SVB, NYSE MKT: SVBL) (“Silver Bull”) announces that it has received notification from AngloGold Ashanti Holdings plc (“AngloGold”) terminating the Ndjole-Mevang and Ogooue joint venture agreements in Gabon, Central Africa.

In October 2009 Silver Bull entered into two joint venture agreements with AngloGold, the “Ndjole-Mevang” and the “Ogooue” joint venture agreements via its 100% owned subsidiary Dome Ventures Corporation (“Dome”).

Ndjole-Mevang Joint Venture Agreement; Under the terms of the joint venture, AngloGold earned a 20% interest by paying to Dome US $400,000 upon signing of the joint venture agreement in October 2009. AngloGold could then earn an additional 40% interest by paying Dome US $100,000 per year over the next three years and by spending US $3.7 million on exploration over this period. By terminating the joint venture AngloGold forfeits all its interests in these licenses and 100% of these licenses return to Dome.

Since October 2009, AngloGold has spent approximately US $5.7 million on exploration under the Ndjole-Mevang Joint Venture Agreement. Approximately 90% of this expenditure has been used to target the gold potential on the Ndjole license. Work completed under the joint venture agreement includes: 5,300 meters of diamond drilling, a 3,660 line kilometer airborne electro-magnetic survey, 1:20K geological mapping and basin analysis for the Ndjole area and 20,000 soil samples targeting areas considered to be prospective for economic gold mineralisation.

Silver Bull is of the view that the gold and manganese potential remains high in the Ndjole license. As such, further exploration programs are planned to unlock the potential of this area. A full summary of the results will be released shortly.

Mevang License; No significant anomalies were identified on the Mevang license and Silver Bull plans no further follow up work in this area.

Ogooue Joint Venture Agreement; In addition to the Ndjole-Mevang joint venture, AngloGold, aided by Dome, also acquired a reconnaissance license under its own name over an area comprising 8,295 square kilometers in Gabon, West Africa. Dome retained a 20% interest in the license with AngloGold making a firm commitment to spend US $100,000 on exploration and to solely fund the first US $3 million of exploration expenditures, after which the parties would contribute on an 80/20 basis.

No significant anomalies were identified on the Ogooue license and Silver Bull plans no further follow up work in this area.

Tim Barry, President and CEO of Silver Bull Resources states: “We wish to thank AngloGold for the professional manner in which it carried out its obligations under the joint venture agreements and for significantly advancing the projects. We remain very positive about the exploration opportunities that exist in Gabon, especially on the manganese and gold potential we see in the Ndjole area, and the iron ore potential of our Mitzic license - which was not part of the AngloGold joint venture. Gabon is the second largest producer of manganese in the world and is one of the few places in the world where world-class tier 1 manganese mines exist. Gabon also has some world-class iron ore deposits and we believe it will at some point become a major iron ore producing district as well.”

License Renewal; Silver Bull is pleased to confirm it has received confirmation from the Ministry of Mines in Gabon that it has renewed the Ndjole exploration license for an additional 3 years. Silver Bull has also applied to renew the Mitzic exploration license, which lies to the north of the Ndjole license and is prospective for iron ore, and expects this renewal to happen shortly. Based on the results of the joint venture exploration program on the Mevang license, Silver Bull has decided not to renew this permit.

About Silver Bull: Silver Bull is a US registered mineral exploration company listed on both the NYSE MKT and TSX stock exchanges and based out of Vancouver, Canada. The flag ship “Sierra Mojada” project is located 150 kilometers north of the city of Torreon in Coahuila, Mexico and is highly prospective for silver and zinc.

On behalf of the Board of Directors

“Tim Barry”

Tim Barry, MAusIMM

Chief Executive Officer, President and Director

INVESTOR RELATIONS CONTACT INFO:

Matt Hallaran
+1 604 687 5800

info@silverbullresources.com

Cautionary note regarding forward looking statements: This news release contains forward-looking statements regarding future events and Silver Bull’s future results that are subject to the safe harbors created under the U.S. Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable Canadian securities laws.  Forward-looking statements include, among others, statements regarding the exploration potential of Silver Bull’s mineral interests in Gabon and the renewal of the Mitzic exploration license.  These statements are based on current expectations, estimates, forecasts, and projections about Silver Bull’s exploration projects, the industry in which Silver Bull operates and the beliefs and assumptions of Silver Bull’s management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” variations of such words, and similar expressions and references to future periods, are intended to identify such forward-looking statements. Forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including such factors as the results of exploration activities and whether the results continue to support continued exploration activities, unexpected variations in ore grade, types and metallurgy, volatility and level of commodity prices, the availability of sufficient future financing, and other matters discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2011 and our other periodic and current reports filed with the SEC and available on www.sec.gov and with the Canadian securities commissions available on www.sedar.com. Readers are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.